Exhibit 99.3

HARLEYSVILLE NATIONAL CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

      The following unaudited pro forma combined consolidated financial information and explanatory notes present how the combined consolidated financial statements of Harleysville National Corporation (“Harleysville National”) and Willow Financial Bancorp, Inc. (“Willow Financial”) may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at September 30, 2008 assumes the merger was completed on that date. The unaudited pro forma combined consolidated income statement for the nine months ended September 30, 2008 gives effect to the merger as if the merger had been completed on January 1, 2008. The unaudited pro forma combined financial information shows the impact of the merger on Harleysville National’s and Willow Financial’s combined consolidated financial position and results of operations under the purchase method of accounting with Harleysville National treated as the acquirer. Under this method of accounting, Harleysville National is required to record the assets and liabilities of Willow Financial at their estimated fair values as of the date the merger is completed. The allocation of the purchase price reflected in the unaudited pro forma combined consolidated financial information was based upon the estimated fair values measured at the effective merger date of December 5, 2008. Although Harleysville National has substantially completed its evaluation of the assets and liabilities of Willow Financial, management is in the process of finalizing the identifiable intangible assets and purchase accounting adjustments; thus, the allocation of the purchase price is subject to revision.

      The unaudited pro forma combined consolidated financial information has been derived from the historical consolidated financial statements and the accompanying notes of both Harleysville National and Willow Financial as filed with the Securities and Exchange Commission.

            The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined consolidated financial information, the allocation of the purchase price reflected in the unaudited pro forma combined consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that was recorded upon completion of the merger based upon management’s finalization of the identifiable intangible assets and purchase accounting adjustments.

HARLEYSVILLE NATIONAL CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2008
					Proforma
					Combined
	Harleysville	Willow	Pro-Forma		Harleysville
(Dollars in thousands)	National	Financial(m)(n)	Adjustments		National
Assets
Cash and due from banks	$50,870	$26,193	$(7,750	)(a)	$69,313
Federal funds sold and securities purchased under agreements to resell	100,600	—			100,600
Interest-bearing deposits in banks	3,366	6,692	—		10,058
Total cash and cash equivalents	154,836	32,885	(7,750)		179,971
Residential mortgage loans held for sale	1,222	14,444			15,666
Investment securities - trading	—	1,231			1,231
Investment securities available for sale, at fair value	912,099	195,032	(18,306	)(b)	1,088,825
Investment securities held to maturity	53,003	72,973	(11,860	) (b)	114,116
Federal Home Loan Bank stock, Federal Reserve Bank stock and other investments	18,247	17,869			36,116
Loans and leases	2,537,815	1,147,725	(29,366	)(b)
			(6,318	)(b)	3,649,856
Less: Allowance for loan losses	(31,668)	(16,753)	6,318	(b)	(42,103)
Net loans	2,506,147	1,130,972	(29,366)		3,607,753
Premises and equipment, net	35,316	9,823	(1,192	) (b)	43,947
Accrued interest receivable	16,029	6,376			22,405
Goodwill	110,278	57,247	70,555	(c)	238,080
Core deposit intangibles, net	7,045	8,818	5,561	(d)	21,424
Other intangibles, net	5,832	4,965	(1,901)	(d)	8,896
Bank-owned life insurance	74,316	12,534			86,850
Other assets	55,360	21,801	20,375	(e)	97,536
Total assets	$3,949,730	$1,586,970	$26,116		$5,562,816
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$343,308	$121,604			$464,912
Interest-bearing:
Checking	430,607	117,550			548,157
Money market	727,693	408,612			1,136,305
Savings	182,342	76,040			258,382
Time deposits	1,334,326	248,165	776	(b)	1,583,267
Total deposits	3,018,276	971,971	776		3,991,023
Short-term securities sold under agreements to repurchase	94,043	—			94,043
Other short-term borrowings	1,163	30,000			31,163
Long-term borrowings	368,755	404,319	23,437	(b)	796,511
Accrued interest payable	35,062	1,630			36,692
Subordinated debt	82,992	25,774	(15,029	)(b)	93,737
Other liabilities	38,445	9,416			47,861
Total liabilities	3,638,736	1,443,110	9,184		5,091,030
Shareholders’ Equity:
Common stock	31,507	178	(178	)(f)
			11,515	(g)	43,022
Additional paid-in capital	230,705	191,013	(191,013	)(f)
			149,277	(g)	379,982
Retained earnings	84,762	(7,926)	7,926	(f)	84,762
Accumulated other comprehensive loss	(34,469)	(7,580)	7,580	(f)	(34,469)
Treasury stock, at cost	(1,511)	(30,205)	30,205	(f)	(1,511)
Obligation of deferred compensation plan	—	1,228	(1,228	)(f)	—
Unallocated common stock held by:
Employee Stock Ownership Plan	—	(1,963)	1,963	(f)	—
Recognition and Retention Plan Trust	—	(885)	885	(f)	—
Total shareholders’ equity	310,994	143,860	16,932		471,786
Total liabilities and shareholders’ equity	$3,949,730	$1,586,970	$26,116		$5,562,816

See Notes to Unaudited Pro Forma Combined Consolidated Financial Information

HARLEYSVILLE NATIONAL CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

					Proforma Combined
(Dollars in thousands, except per share information)	Harleysville National	Willow Financial(m)(n)	Pro-Forma Adjustments		Harleysville National
Interest Income
Loans and leases, including fees	$112,747	$50,614	$3,523	(h)	$166,884
Investment securities:
Taxable	28,894	9,731	301	(h)	38,926
Exempt from federal taxes	9,025	1,052	989	(h)	11,066
Federal funds sold and securities purchased
under agreements to resell	963		(29	)(i)	934
Deposits in banks	82	67			149
Total interest income	151,711	61,464	4,784		217,959
Interest Expense
Savings and money market	19,536	8,590			28,126
Time deposits	40,414	8,107	(693	)(h)	47,828
Short-term borrowings	1,847	40			1,887
Long-term borrowings	15,221	11,981	(3,873	)(h)	23,329
Total interest expense	77,018	28,718	(4,566)		101,170
Net interest income	74,693	32,746	9,350		116,789
Provision for loan losses	7,647	4,862			12,509
Net interest income after provision
for loan losses	67,046	27,884	9,350		104,280
Noninterest Income
Service charges	9,849	2,797			12,646
Gain (loss) on sales of investment
securities, net	225	(3,289)			(3,064)
Wealth management	12,623	5,271			17,894
Bank-owned life insurance	2,047	365			2,412
Other income	8,129	4,003			12,132
Total noninterest income	32,873	9,147	—		42,020
Noninterest Expense
Salaries, wages and employee benefits	41,599	21,801			63,400
Occupancy	7,438	4,715	(367	)(h)	11,786
Furniture and equipment	3,251	2,111			5,362
Marketing	995	1,511			2,506
Amortization of intangibles	1,997	1,757	565	(k)	4,319
Merger Charges	974	1,398			2,372
Other expense	17,075	12,635			29,710
Total noninterest expense	73,329	45,928	198		119,455
Income (loss) before income
tax expense (benefit)	26,590	(8,897)	9,152		26,845
Income tax expense (benefit)	5,320	(2,200)	3,203		6,323
Net income (loss)	$21,270	$(6,697)	$5,949		$20,522
Net income (loss) per share information:
Basic	$0.68	$(0.44)			$0.48
Diluted	$0.67	$(0.44)			$0.48
Cash dividends per share	$0.60	$0.35			$0.60
Weighted average number of common shares:
Basic	31,363,779	15,200,923	(3,685,557	)(l)	42,879,145
Diluted	31,531,942	15,261,321	(3,745,955	)(l)	43,047,308

See Notes to Unaudited Pro Forma Combined Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 – ALLOCATION OF PURCHASE PRICE

     The allocation of the purchase price, based upon the estimated fair values measured at the effective merger date of December 5, 2008, is as follows:

Purchase Price:
(Dollars in thousands, except share data)
Purchase Price assigned to shares exchanged for stock:
Willow Financial common shares outstanding as of December 5, 2008	15,774,474
Exchange Ratio	0.73
Harleysville National shares to be issued as consideration	11,515,366
Average per share stock price for Harleysville National shares to be issued in the merger	$13.79
Purchase price for Willow Financial common shares	$158,797
Additional value ascribed to Willow Financial stock options that vest upon the merger date	1,995
Total value of the equity issued in the merger	160,792
Purchase price assigned to fractional shares exchanged for cash	18
Estimated fees and expenses directly related to the merger	2,389
Total purchase price	163,199

Net Assets Acquired:
Equity of Willow Financial	138,517
Estimated adjustments to reflect assets acquired at fair value:
Investments	(30,166)
Loans	(29,366)
Premises and equipment	(1,192)
Core deposit intangibles, incremental to Willow Financial’s historical core deposit intangible	5,561
Customer list intangibles, incremental to Willow Financial’s historical customer list intangibles	(1,901)
Estimated adjustments to reflect liabilities assumed at fair value:
Time deposits	(776)
Long-term borrowings	(23,437)
Subordinated Debt	15,029
Deferred tax on purchase accounting adjustments	20,375
Net assets acquired	92,644
Goodwill, incremental to Willow Financial’s historical goodwill	$70,555

     The pro forma adjustments included in the unaudited pro forma combined consolidated balance sheet and income statements are as follows:

(a)
Direct merger costs associated with the transaction including estimated cash outlays for one-time direct merger costs such as investment banking, legal and accounting services, severance, contract cancellations third party data processing costs and litigation costs as well as approximately $18,000 in cash outlay for fractional shares of common stock exchanged for cash. Willow Financial’s costs are reflected as a reduction of equity, and therefore, the equity balance will not agree with Willow Financial’s reported September 30, 2008 equity.

(b)
Adjustments to reflect assets acquired and liabilities assumed in the merger at estimated fair values measured  at December 5, 2008, the effective date of the merger, in accordance with SFAS No. 141, “Business Combinations.” In addition, a purchase accounting adjustment of $6.3 million was recorded to reflect a reduction in the carrying value of loans and the allowance for loan losses related to acquired impaired loans in accordance with SOP 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.”

(c)	To record estimated goodwill associated with the transaction, incremental to Willow Financial’s historical goodwill.

(d)
To record the estimated core deposit intangible and customer list intangible associated with the transaction, incremental to Willow Financial’s historical intangibles, with an expected life of ten years using the sum of the years digits amortization method.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 – ALLOCATION OF PURCHASE PRICE (Continued)

(e)	To record the net deferred tax impact arising from adjustments to record fair value of assets and liabilities. The tax effects of proforma adjustments are reflected at an assumed tax rate of 35%.
(f)	Adjustment to eliminate Willow Financial’s historical equity balances.
(g)
To record the issuance of 11,515,366 shares of Harleysville National common stock in connection with the merger based on the fixed conversion ratio of 100% of outstanding Willow Financial common stock at December 5, 2008 into shares of Harleysville National common stock at the fixed exchange ratio of 0.73 in the merger agreement at an estimated average purchase price of $13.79 and the exchange of Willow Financial common stock options into vested Harleysville National common stock options with a fair value of $2.0 million. The purchase price is based upon the average Harleysville National stock price for two days before and two days after the agreement date of May 20, 2008 and the agreement date.

(h)	Fair value related amortization over the estimated life of the related asset/liability.

(i)	Foregone interest income assumed to have been earned on the cash used to pay the one-time direct merger costs associated with the transaction at an assumed rate of 0.50% per annum.

(j)	Footnote letter intentionally not used.

(k)
Adjustment for amortization of core deposit intangible and customer list intangible created as a result of the transaction based upon an expected life of ten years and using the sum of the years digits basis.

(l)	Adjustment for estimated weighted average shares to be issued in the merger with Willow Financial utilizing the fixed exchange ratio of 0.73 in the merger agreement.

(m)	Willow Financial traditionally reports its year ended as of June 30, 2008. These statements reflect Willow Financial’s nine months ended September 30, 2008 to be comparable to Harleysville National.

(n)	Certain items in the pro forma combined consolidated statements have been reclassified for Willow Financial in order to conform with Harleysville National’s historical classifications.